EXHIBIT 16.1

December 29, 2023

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, CA  20549

Dear Sir or Madam:

We have read Item 4.01 of Vemanti Group, Inc.’s  (the Company) Form 8-K  dated December 22, 2023, and are in agreement with the statements relating only to our Firm contained therein.  We have no basis to agree to disagree with other statements of the Company contained therein.

Sincerely,

/s/ Ramirez Jimenez International CPAs